Exhibit 10.4.2

Tier I PSU

DITECH HOLDING CORPORATION
2018 Equity Incentive Plan

Performance Stock Unit Award Agreement

This PERFORMANCE STOCK UNIT AWARD AGREEMENT (this “Agreement”) entered into as of this [●] day of July, 2018 (the “Date of Grant”), is between Ditech Holding Corporation, a Maryland corporation (the “Company”), and [●] (the “Participant”). This award is made pursuant to the terms of the Company’s 2018 Equity Incentive Plan, as amended (the “Plan”). The applicable terms of the Plan are incorporated herein by reference, and capitalized terms used herein but not defined shall have the meanings set forth in the Plan.
Section 1.    Performance Stock Unit Award. The Company has granted to the Participant, on the terms and conditions set forth herein, Performance Stock Units under the Plan with respect to a “target” number of [●] share units and a “maximum” number of [●] share units, as provided in Section 2 below (the “PSUs”). The PSUs are notional, non-voting units of measurement based on the Fair Market Value of the Common Stock, which will entitle the Participant to receive a payment, subject to the terms hereof, in shares of Common Stock (“Shares”).
Section 2.     Performance-Vesting Requirements.
A.Initial Performance Metric. Subject to the terms of this Agreement, including the additional performance- and service-vesting requirements under Section 3 below, the performance-vesting requirement of the PSUs shall be measured as of December 31, 2018 (the “Measurement Date”), based on the achievement of the Liquidity measures set forth in the table below, with straight line interpolation applied to determine the number of PSUs that are earned for achievement between the levels listed in the table, rounded up to the nearest whole Share, and any PSUs that are not earned pursuant to this Section 2.A. shall be forfeited:

	Liquidity	Percentage of Target PSUs Earned
Maximum	Liquidity exceeds and remains above $100M (140%), to or in excess of $120M (165%), for November and December 2018	140% to 165%
	Liquidity exceeds and remains above $85M (100%) but below or equal to 100M (140%) for November and December 2018	100% to 140%

Target	Liquidity remains at or above $55M but below $85M from date of grant through December 2018	100%
Minimum	Liquidity does not fall below $50M	50%
B.Liquidity. For purposes of the foregoing, “Liquidity” means the total amount of cash (other than any amount of cash that is contractually required to be set aside, segregated or otherwise reserved) and cash equivalents of the Company.
Section 3.     Additional Performance- and Service-Vesting Requirements.
A.Vesting Requirements. Except as provided in this Section 3 and Section 4 below, (i) one-third of the aggregate number of PSUs earned in accordance with Section 2.A. above or Section 4 below shall become vested on March 15, 2019, (ii) one-third of the aggregate number of PSUs earned in accordance with Section 2.A. above or Section 4 below shall become vested on March 15, 2020 and (iii) one-third of the aggregate number of PSUs earned in accordance with Section 2.A. above or Section 4 below shall become vested on March 15, 2021, subject to the Participant’s continued employment through each such date. Notwithstanding the foregoing, if Liquidity falls below the Minimum Liquidity Threshold following the Measurement Date, any PSUs relating to the Liquidity measures that have not become vested pursuant to this Section 3.A. shall be immediately forfeited. For purposes hereof, “Minimum Liquidity Threshold” means Liquidity equal to $50,000,000.
B.Termination of Service.
i.    For Cause, Voluntary Termination. In the event the Participant’s Service is terminated by the Company for Cause or by the Participant for any reason other than as provided in Section 3.B.ii or 4.C below, the Participant shall forfeit, immediately and without consideration, all then unvested PSUs.
ii.    Certain Terminations Prior to Change of Control. In the event the Participant’s Service is terminated by the Company without Cause or, if applicable under the Participant’s employment agreement or offer letter, for “good reason” or similar standard, or due to death or Disability prior to a Change of Control, the unvested PSUs earned pursuant to Section 2.A. shall become vested; provided, that if such termination occurs prior to the Measurement Date, the target number of PSUs shall become vested.
Section 4.     Change of Control.
A.Following Measurement Date. Upon a Change of Control following the Measurement Date, the number of PSUs that are earned pursuant to Section 2 as of the Measurement Date shall be fixed and if such PSUs remain outstanding (or equivalent replacement awards substituted) in connection with the Change of Control transaction, such PSUs or replacement awards shall remain subject to the same service-based vesting requirement set forth in Section 3.A. above; provided, however that the performance vesting requirements in Section 2 above shall no longer be applicable. If such unvested PSUs do not remain outstanding (or equivalent replacement awards are not substituted for the unvested PSUs) upon a Change of Control, then 100% of the unvested PSUs shall become vested upon such Change of Control.
B.Prior to Measurement Date. Upon a Change of Control prior to the Measurement Date, the number of PSUs at the target level shall be deemed earned pursuant to Section 2 as of the Change of Control date and if such PSUs remain outstanding (or equivalent replacement awards substituted) in connection with the Change of Control transaction, such PSUs or replacement awards shall remain subject to the same service-based vesting requirement set forth in Section 3.A. above; provided, however that the performance vesting requirements in Section 2 above shall no longer be applicable. If such unvested PSUs do not remain outstanding (or equivalent replacement awards are not substituted for the unvested PSUs) upon a Change of Control, then 100% of the unvested PSUs shall become vested upon such Change of Control.
C.Certain Terminations following Change of Control. In the event that the Participant’s Service is terminated by the Company without Cause or, if applicable under the Participant’s employment agreement or offer letter, for “good reason” or similar standard, or due to death or Disability following a Change of Control, then 100% of the unvested PSUs determined in accordance with Sections 4.A. or 4.B. above, as applicable, shall become vested upon the date of such termination.
Section 5.     Settlement of PSUs.
A.Settlement. The Company shall deliver to the Participant, as soon as practicable but in no event later than thirty (30) business days following the applicable date that all vesting requirements have been satisfied, a number of Shares equal to such number of vested PSUs. Notwithstanding the foregoing, the Committee may elect to deliver to the Participant an amount in cash equal to the Fair Market Value (determined by reference to the closing price of a Share on the NYSE on the applicable vesting date) of the number of Shares equal to such number of vested PSUs or any combination of cash and Shares. The PSUs and the Shares (and any resulting proceeds) will continue to be subject to Sections 12.2 (Termination for Cause) and 12.3 (Right of Recapture) of the Plan.
B.Tax Withholding. The Company will have the power and the right to deduct or withhold automatically from any Shares deliverable under this Agreement, or to require the Participant or the Participant’s representative to remit to the Company, the amount necessary to satisfy federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to settlement of the PSUs or any other taxable event arising as a result of this Agreement. The Company may consult with the Participant in this regard.
Section 6.     Restrictions on Transfer. No portion of the PSUs may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to a designated beneficiary of the Participant, unless and until the settlement of the PSUs in accordance with Section 5 hereof.

Section 7.     Limitation of Rights. The Participant shall not have any privileges of a shareholder of the Company with respect to the Shares payable hereunder, including without limitation any right to vote such Shares or to receive dividends or other distributions in respect thereof, until the settlement of the PSUs and delivery of the Shares payable hereunder in accordance with Section 5 hereof.
Section 8.     Changes in Capitalization. The Award shall be subject to the provisions of Section 4.5 of the Plan relating to adjustments for changes in corporate capitalization.
Section 9.     Construction. This Agreement and the Award evidenced hereby are granted by the Company pursuant to the Plan and are in all respects subject to the terms and conditions of the Plan. The Participant hereby acknowledges that a copy of the Plan has been delivered to the Participant and accepts the PSUs hereunder subject to all terms and provisions of the Plan, which is incorporated herein by reference. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, then the Plan shall govern and prevail. The construction of and decisions under the Plan and this Agreement are vested in the Committee, whose determinations shall be final, conclusive and binding upon the Participant.
Section 10.     Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Maryland, without giving effect to the choice of law principles thereof.
Section 11.     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
Section 12.     Binding Effect. This Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of the Company.
Section 13.     Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, merging any and all prior agreements.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement effective as of the date first above written.

DITECH HOLDING CORPORATION

By:

Name:

Title:

PARTICIPANT

By:

Print Name:

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